Exhibit 10.1

Execution Version

EXECUTIVE TRANSITION AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into as of the Effective Date, as defined in Paragraph 8 hereof, by and between FRANKLIN FINANCIAL NETWORK, INC. (the “Holding Company”), FRANKLIN SYNERGY BANK (the “Bank” and, together with the Holding Company, the “Company”) and RICHARD E. HERRINGTON (“Employee”). Together, the Holding Company, the Bank and Employee may be referred to hereinafter as the “Parties”.

In consideration of the payments, covenants and releases described below, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the Company and Employee agree as follows:

1. Separation from Employment. Employee’s employment with the Company will end on September 8, 2019 (the “Separation Date”). Effective as of March 8, 2019, Employee hereby resigns as (i) an officer of the Holding Company, the Bank and any related or affiliated entities as of the Separation Date; and (ii) a director of the Holding Company, the Bank and any related or affiliated entities. From March 8, 2019 until the Separation Date, Employee agrees to (i) continue his employment with the Company to provide any additional cooperation, assistance, and/or training reasonably requested by the Company to transition his work, responsibilities, files, and systems, as and to the extent determined in the Company’s sole discretion; and (ii) be available as an advisor to both the Board of Directors of the Holding Company and the Board of Directors of the Bank (the foregoing duties collectively, the “Transition Services”). In exchange for providing the Transition Services, Employee will remain employed with the Company until the Separation Date, and will continue to receive his current compensation and benefits contemplated by the Employment Agreement between the Bank and Employee, dated as of January 29, 2014 (the “Employment Agreement”) through and including the Separation Date. Notwithstanding the foregoing, Employee’s salary shall be increased to $53,558.11 per month, effective March 1, 2019. The parties agree that Executive’s date of “separation from service” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) will be March 8, 2019.

2. Compensation through Separation Date. Following the Separation Date, Employee will be paid for all outstanding wages earned since his last paycheck through and including the Separation Date, less customary and applicable payroll deductions. Employee confirms and agrees that, through the date he executes this Agreement, he has received all wages, reimbursements, payments, or other benefits to which he is entitled as a result of his employment with the Company.

3. Termination for Cause Prior to Separation Date. Nothing in this Agreement shall limit the Company’s ability to terminate Employee’s employment prior to the Separation Date for Cause (as that term is defined in the Employment Agreement). In the event Employee resigns for any reason or is terminated for Cause prior to the Separation Date, Employee will only be entitled to receive payment for wages through Employee’s last day actually worked for the Company, less customary and applicable payroll deductions, and Employee will not be entitled to the other benefits set forth in this Agreement.

4. Non-Compete Payment Pursuant to Restrictive Covenant Agreement. The Company will pay to Employee a gross amount of Six Hundred Sixty One Thousand and Nine Dollars ($661,009.00), less withholding for taxes and other similar items (the “Non-Compete Payment”), pursuant to Section 5(a) of the Confidentiality, Non-Competition, and Non-Solicitation Agreement, dated as of January 29, 2014, by and between the Bank and Employee (the “Restrictive Covenant Agreement”), payable as follows: (i) Three Hundred Thirty Thousand Five Hundred and Four Dollars and Fifty Cents ($330,504.50), less withholding for taxes and other similar items shall be paid in a single lump sum October 1, 2019; and (ii) an aggregate amount equal to Three Hundred Thirty Thousand Five Hundred and Four Dollars and Fifty Cents ($330,504.50), less withholding for taxes and other similar items, shall be paid in six (6) equal monthly payments thereafter, in accordance with the Company’s normal payroll practices. The Company’s payment of the Non-Compete Payment is contingent upon Employee complying with his obligations under the Restrictive Covenant Agreement.

5. Consideration for this Agreement. In consideration of Employee’s promises contained in this Agreement, the Company agrees to pay to Employee a total gross amount of One Million Three Hundred Twenty Two Thousand and Eighteen Dollars ($1,322,018.00), less withholding for taxes and other similar items (the “Additional Payment”), payable as follows: Six Hundred Sixty One Thousand and Nine Dollars ($661,009.00), less withholding for taxes and other similar items shall be paid in a single lump sum on October 1, 2019; and (ii) an aggregate amount of Six Hundred Sixty One Thousand and Nine Dollars ($661,009.00), less withholding for taxes and other similar items, shall be paid in six (6) equal monthly payments thereafter, in accordance with the Company’s normal payroll practices. The Additional Payment described above is referred to herein as the “Consideration.” The Company’s agreement to provide the Consideration is specifically contingent upon Employee (a) executing this Agreement and not revoking this Agreement, as set forth in Paragraph 9 below; (b) executing Exhibit A to this Agreement no earlier than the Separation Date and no later than seven (7) days following the Separation Date, and not revoking Exhibit A; (c) continuing to work for the Company and perform the Transition Services to the Company’s reasonable satisfaction through and including the Separation Date; and (d) complying with his obligations under this Agreement and any other continuing contractual obligations he owes to the Company. Employee acknowledges and agrees that he would not be entitled to receive the Consideration, whether pursuant to any written agreement with the Company or otherwise, absent his execution and non-revocation of this Agreement.

6. General Release of Claims and Covenant Not To Sue.

a. General Release of Claims. In consideration of the payments made to him or to be made to him by the Company and the promises contained in this Agreement, Employee on behalf of himself and his agents and successors in interest, hereby UNCONDITIONALLY RELEASES AND DISCHARGES the Company, its successors, subsidiaries, parent companies, assigns, joint ventures, and affiliated companies and their respective agents, legal representatives, shareholders, attorneys, employees, members, managers, officers and directors (collectively, the “Releasees”) from ALL CLAIMS, LIABILITIES, DEMANDS AND CAUSES OF ACTION which he may by law release, as well as all contractual obligations not expressly set forth in this Agreement, whether known or unknown, fixed or contingent, that he may have or claim to have against any Releasee for any reason as of the date of execution of this Agreement. This Release and Covenant Not To Sue includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination; claims arising under severance plans and contracts; and claims growing out of any legal restrictions on the Company’s rights to terminate its employees or to take any other employment action, whether statutory, contractual or arising under common law or case law. Employee specifically acknowledges and agrees that he is releasing any and all rights under federal, state and local employment laws including without limitation the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans With Disabilities Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the anti-retaliation provisions of the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Occupational Safety and Health Act, the Worker Adjustment and Retraining Notification Act, the Employee Polygraph Protection Act, the Fair Credit Reporting Act, the Tennessee Human Rights Act, the Tennessee Disability Act, and any and all other local, state, and federal law claims arising under statute or common law. It is agreed that this is a general release and it is to be broadly construed as a release of all claims, provided that the following claims are NOT released and are expressly reserved (1) the obligations of Company under this Agreement; (2) claims that cannot be released by law; (3) any and all claims which Employee has by reason of being a shareholder of the Holding Company, regardless of whether those shares are fully or only partially vested in him; (4) any and all claims which Employee has by reason of being the holder of options to purchase share of the Holding Company, regardless of whether those options are fully or only partially vested in him; and (5) claims arising from or based upon Employee’s 401K plan.

b. Covenant Not to Sue. Except as expressly set forth in Paragraph 7 below, Employee further hereby AGREES NOT TO FILE A LAWSUIT or other legal claim or charge to assert against any of the Releasees any claim released by this Agreement.

c. Acknowledgement Regarding Payments and Benefits. Employee acknowledges and agrees that he has been paid all wages and accrued benefits to which he is entitled through the date of execution of this Agreement. Other than the payments set forth in this Agreement, the Parties agree that the Company owes no additional amounts to Employee for wages, back pay, severance pay, bonuses, damages, accrued vacation, benefits, insurance, sick leave, other leave, or any other reason.

d. Other Representations and Acknowledgements. This Agreement is intended to and does settle and resolve all claims of any nature that Employee might have against the Company arising out of their employment relationship or the termination of employment or relating to any other matter, except those that cannot be released by law. By signing this Agreement, Employee acknowledges that he is doing so knowingly and voluntarily, that he understands that he may be releasing claims he may not know about, and that he is waiving all rights he may have had under any law that is intended to protect him from waiving unknown claims. Employee warrants that he has not filed any notices, claims, complaints, charges, or lawsuits of any kind whatsoever against the Company or any of the Releasees as of the date of execution of this Agreement. This Agreement shall not in any way be construed as an admission by the Company or any of the Releasees of wrongdoing or liability or that Employee has any rights against the Company or any of the Releasees. Employee represents and agrees that he has not transferred or assigned, to any person or entity, any claim that he is releasing in this Paragraph 6.

7. Protected Rights. Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate or share information with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies. However, based on Employee’s release of claims set forth in Paragraph 6 of this Agreement, Employee understands that Employee is releasing all claims and causes of action that Employee might personally pursue or that might be pursued in Employee’s name and, to the extent permitted by applicable law, Employee’s right to recover monetary damages or obtain injunctive relief that is personal to Employee in connection with such claims and causes of action.

8. Acknowledgment. Employee shall have until April 21, 2019 to execute this Agreement. If he does not execute the Agreement by that date, the offer contained in this Agreement shall be revoked by the Company. The Company hereby advises Employee to consult with an attorney prior to executing this Agreement and Employee acknowledges and agrees that the Company has advised, and hereby does advise, him of his opportunity to consult an attorney or other advisor and has not in any way discouraged him from doing so. Employee expressly acknowledges and agrees that he has been offered at least forty-five (45) days to consider this Agreement before signing it, that he has read this Agreement and Release carefully, that he has had sufficient time and opportunity to consult with an attorney or other advisor of his choosing concerning the execution of this Agreement. Employee acknowledges and agrees that he fully understands that the Agreement is final and binding, that it contains a full release of all claims and potential claims, and that the only promises or representations he has relied upon in signing this Agreement are those specifically contained in the Agreement itself. Employee acknowledges and agrees that he is signing this Agreement voluntarily, with the full intent of releasing the Company from all claims covered by Paragraph 6.

9. Revocation and Effective Date. The Parties agree Employee may revoke the Agreement at will within seven (7) days after he executes the Agreement by giving written notice of revocation to Company. Such notice must be delivered to Jim Cross, Chairman of the Board, and must actually be received by such person at or before the above-referenced seven-day deadline. The Agreement may not be revoked after the expiration of the seven-day deadline. In the event that Employee revokes the Agreement within the revocation period described in this Paragraph, this Agreement shall not be effective or enforceable, and all rights and obligations hereunder shall be void and of no effect. Assuming that Employee does not revoke this Agreement within the revocation period described above, the effective date of this Agreement (the “Effective Date”) shall be the eighth (8th) day after the day on which Employee executes this Agreement.

10. Termination of Employment Agreement; Survival of Restrictive Covenant Agreement.

a. Employee acknowledges and agrees that the Employment Agreement is hereby terminated, without further action by the Parties, as of the Separation Date and shall be of no further force and effect, and that the Company shall have no continuing obligations to Employee under the Employment Agreement as of the Separation Date.

b. Employee acknowledges and agrees that the Restrictive Covenant Agreement shall survive and remain in full force and effect in accordance with its terms.

11. Confidentiality of Agreement. Employee agrees not to disclose the underlying facts that led up to this Agreement or the terms, amount, or existence of this Agreement or the benefits Employee is receiving under this Agreement to anyone other than a member of his immediate family, attorney, or other professional advisor and, even as to such a person, only if the person agrees to honor this confidentiality requirement. Such a person’s violation of this confidentiality requirement will be treated as a violation of this Agreement by Employee. This Paragraph 11 does not prohibit Employee from disclosing the terms, amount, or existence of this Agreement to the extent necessary legally to enforce this Agreement. Anything herein to the contrary notwithstanding, Employee shall not be restricted from disclosing information that is required to be disclosed by law, court order, other valid and appropriate legal process, or a valid request by a Government Agency.

12. Non-Disparagement. Employee agrees that (i) he will not, directly or indirectly, make any statement, oral or written, or perform any act or omission which disparages or casts in a negative light the Company, its business, its employees, or any of the Releasees; and (ii) he will direct his immediate family members not to, directly or indirectly, make any statement, oral or written, or perform any act or omission which disparages or casts in a negative light the Company, its business, its employees, or any of the Releasees. This Paragraph 12 shall not in any way limit any of the Protected Rights contained in Paragraph 7 of this Agreement, or Employee’s ability to provide truthful testimony pursuant to a subpoena, court order or as otherwise required by law.

13. Final Agreement. This Agreement and the attached Supplemental Release of Claims (Exhibit A) contain the entire agreement between the Company and Employee with respect to the subject matter hereof, and supersedes all prior agreements between the Parties, except as set forth in Paragraph 10 above. The Parties agree that this Agreement may not be modified except by a written document signed by both Parties. The Parties agree that this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Tennessee without giving effect to its conflict of law principles.

15. Waiver. The failure of either party to enforce any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision. Any waiver of any provision of this Agreement must be in a writing signed by the party making such waiver. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

16. No Reemployment. Employee agrees that by signing this Agreement, he relinquishes any right to employment or reemployment with the Company or any of the Releasees. Employee agrees that he will not seek, apply for, accept, or otherwise pursue employment with the Company or any of the Releasees, and acknowledges that if he reapplies for or seeks employment with the Company or any of the Releasees, the Company’s or any of the Releasees’ refusal to hire Employee based on this Paragraph 16 shall provide a complete defense to any claims arising from Employee’s attempt to obtain employment.

17. Code Section 409A. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. The tax treatment of the benefits provided under the Agreement is not warranted or guaranteed to Employee, who is responsible for all taxes assessed on any payments made pursuant to this Agreement, whether under Section 409A or otherwise. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Employee as a result of the application of Section 409A.

18. Required Disclosure. Employee acknowledges that his employment with the Company is ending in connection with an exit incentive program, and that he has been provided with a notice (Exhibit B to this Agreement), as required by the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), that contains (a) a description of the organizational unit of which he was considered a part for purposes of the exit incentive program and any time limits applicable to the severance pay program being offered in connection with the exit incentive program; (b) the job titles and ages of all individuals in such organizational unit selected for inclusion in the exit incentive program; and (c) the ages of all individuals in such organizational unit who were not selected for inclusion in the exit incentive program.

19. Clawback. Notwithstanding anything in this Agreement to the contrary, the Company, or its respective successors or assigns, retains the legal right to demand the return of any payments made to Employee under this Agreement, or cease making future payments to Employee under this Agreement, (i) as may be required by law, or by any federal or state regulators of the Company, (ii) in the event the Board of Directors of the Company determines that Employee has engaged in conduct constituting Cause (as defined in the Employment Agreement) prior to the date hereof or at any time prior to the Separation Date and/or (iii) as may be required by the Restrictive Covenant Agreement.

20. Vesting of Stock and Stock Options. Employee is the owner of stock of the Holding Company and options to purchase the stock of the Holding Company. To the extent that Employee’s ownership of any shares of that stock or any of the options is not fully vested, they shall immediately vest fully and completely (100%) upon the Separation Date. Holding Company agrees to do whatever is reasonably necessary to cause those shares and options to vest fully and immediately (100%) upon the Separation Date.

21. Fees of Counsel. The Company shall reimburse Employee up to a maximum of $20,000 for the reasonable legal fees and related expenses incurred by Employee in connection with the preparation and negotiation of this Agreement. The reimbursement of an eligible expense shall be made within fifteen (15) business days after delivery of Employee’s respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

22. Electronic Devices. Upon the termination of Employee’s employment with the Company, the cellular telephone, I-Pad and laptop computer used by Employee shall become his sole property, provided that the Company shall be entitled to erase all Company information from such property on or prior to the Separation Date. The Company shall also use its reasonable efforts to allow Employee continue to use the same cellular telephone number which he was using upon the signing of this agreement on Employee’s own cellular telephone plan. That cellular telephone number is ###-###-####.

23. Reimbursement of Expenses. Until the Separation Date, the Company shall continue to reimburse Employee for all ordinary and reasonable expenses that Employee incurs while engaged in the business of the Company in accordance with the policy of the Company which was in effect on March 1, 2019.

24. Securities Exchange Act Reporting. Company acknowledges that as of the effective date, Employee will no longer be an officer or director for purposes of the reporting requirements of Section 16 of the Securities Exchange Act and will, within 5 calendar days of the Effective Date, adopt a resolution that Employee is no longer an officer or director for purposes of the reporting requirements of Section 16 of the Securities Exchange Act.

[Signatures on following page]

The Parties hereby signify their agreement to these terms by their signatures below.

EMPLOYEE

/s/ Richard E. Herrington
Richard E. Herrington

Date:	March 8, 2019

FRANKLIN FINANCIAL NETWORK, INC.

By:	/s/ Pamela J. Stephens
Pamela J. Stephens
Director; Member of the Compensation Committee
Date:	March 8, 2019

By:	/s/ Benjamin Wynd
Benjamin Wynd
Director; Member of the Compensation Committee
Date:	March 8, 2019

By:	/s/ Jimmy E. Allen
Jimmy E. Allen
Director; Member of the Compensation Committee
Date:	March 8, 2019

By:	/s/ Melody J. Sullivan
Melody J. Sullivan
Director; Member of the Compensation Committee
Date:	March 8, 2019

FRANKLIN SYNERGY BANK

By:	/s/ James E. Cross, IV
James E. Cross, IV
Member of the Board of Directors
Date:	March 8, 2019

EXHIBIT A

Supplemental Release of Claims

1. This Supplemental Release of Claims (the “Supplemental Release”) releases all claims against FRANKLIN FINANCIAL NETWORK, INC. (the “Holding Company”) and FRANKLIN SYNERGY BANK (the “Bank” and, together with the Holding Company, the “Company”) and the Releasees (as defined below) that may have arisen between the date RICHARD E. HERRINGTON (“Employee”) signed the Executive Transition Agreement presented by the Company and executed by Employee on or about March 8, 2019 (the “Executive Transition Agreement”), and Employee’s Separation Date. By signing this Supplemental Release and in return for the Consideration set forth in Paragraph 5 of the Executive Transition Agreement, Employee hereby UNCONDITIONALLY RELEASES AND DISCHARGES THE COMPANY, its successors, subsidiaries, parent companies assigns, joint ventures, and affiliated companies and their respective agents, legal representatives, shareholders, attorneys, employees, members, managers, officers and directors (collectively, the “Releasees”) from ALL CLAIMS, LIABILITIES, DEMANDS AND CAUSES OF ACTION which Employee may by law release, whether known or unknown, that Employee may have or claim to have against any Releasee for any reason as of the date Employee signs this Supplemental Release, including, but not limited to any and all rights under federal, state and local employment laws including without limitation the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans With Disabilities Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the anti-retaliation provisions of the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Occupational Safety and Health Act, the Worker Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Employee Polygraph Protection Act, the Fair Credit Reporting Act, and any and all other local, state, and federal law claims arising under statute, contract, or common law. Except as expressly set forth below regarding Employee’s Protected Rights, Employee further hereby AGREES NOT TO FILE A LAWSUIT or other legal claim or charge to assert against any of the Releasees any claim released by this Supplemental Release. It is agreed that this is a general release and it is to be broadly construed as a release of all claims, provided that the following claims are NOT released and are expressly reserved (1) the obligations of Company under this Agreement; (2) claims that cannot be released by law; (3) any and all claims which Employee has by reason of being a shareholder of the Holding Company, regardless of whether those shares are fully or only partially vested in him; (4) any and all claims which Employee has by reason of being the holder of options to purchase share of the Holding Company, regardless of whether those options are fully or only partially vested in him; and (5) claims arising from or based upon Employee’s 401K plan. By signing this Supplemental Release, Employee acknowledges that Employee is doing so knowingly and voluntarily, that Employee understands that Employee may be releasing claims Employee may not know about, and that Employee is waiving all rights he may have had under any law that is intended to protect Employee from waiving unknown claims. Employee also represents and agrees that he has not transferred or assigned, to any person or entity, any claim that he is releasing in this Paragraph 1.

2. Protected Rights. Employee understands that nothing contained in this Supplemental Release limits his ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Supplemental Release does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by Employee, on Employee’s behalf, or by any other individual. However, based on Employee’s release of claims set forth in this Supplemental Release, Employee understands that Employee is releasing all claims that Employee may have, as well as, to the extent permitted by applicable law, Employee’s right to recover monetary damages or obtain other relief that is personal to him in connection with any claim he is releasing under this Supplemental Release.

3. Employee may not sign this Supplemental Release until, at the earliest,                     , 2019, and he has until                     , 2019 to sign this Supplemental Release. If Employee does not sign this Supplemental Release by                     , 2019, Employee will not be entitled to receive the Consideration set forth in the Executive Transition Agreement. Employee acknowledges that he has been given at least 45 calendar days from the date he received this Supplemental Release to review and consider this Supplemental Release before signing it. Employee is advised to consult an attorney about this Supplemental Release prior to executing it. To accept this Supplemental Release, Employee should sign this Supplemental Release and return it to                     , such that he receives it no later than         . After Employee signs this Supplemental Release, Employee will still have an additional 7 days in which to revoke his acceptance. To revoke, Employee must notify                      in writing delivered via hand delivery or certified mail, return receipt requested, and                     must receive such written notification before the end of the 7-day revocation period. Payment of the Consideration described in Paragraph 5 of the Agreement is contingent on Employee signing and not revoking both the Executive Transition Agreement and this Supplemental Release.

4. EMPLOYEE ACKNOWLEDGES THAT HE VOLUNTARILY ENTERS INTO THIS AGREEMENT WITH A FULL AND COMPLETE UNDERSTANDING OF ITS TERMS AND LEGAL EFFECT. EMPLOYEE REPRESENTS THAT HE WAS ADVISED TO CONSULT WITH AN ATTORNEY ABOUT THE PROVISIONS OF THIS AGREEMENT BEFORE SIGNING BELOW.

Accepted and agreed to:

Print Name:

Signature:

Dated:

EXHIBIT B

This notice applies to the exit incentive program being conducted at FRANKLIN FINANCIAL NETWORK, INC. and FRANKLIN SYNERGY BANK (collectively, the “Company”) and the severance payments being offered in connection therewith (the “Exit Incentive and Severance Program”). For purposes of the Exit Incentive and Severance Program, you were considered to be a part of the organizational unit consisting of the Chief Executive Officer and the Chief Operating Officer (the “Organizational Unit”). To be eligible for the Severance described in the attached Agreement, you (a) execute the Agreement and not revoke the Agreement during the seven (7) day revocation period following execution of the Agreement; (b) execute Exhibit A to the Agreement no earlier than the Separation Date and no later than seven (7) days following the Separation Date, and not revoke Exhibit A during the seven (7) day revocation period following execution of Exhibit A; (c) continue to work for the Company and perform the Transition Services to the Company’s satisfaction through and including the Separation Date; and (d) comply with your obligations under the Agreement and any other continuing contractual obligations you owe to the Company.

The following is a list of the ages and job titles of persons in the Organizational Unit who were selected for inclusion in the Exit Incentive and Severance Program in exchange for signing an agreement which includes a general release:

Job Title	Age
Chief Executive Officer	71
Chief Operating Officer	43

The following is a list of the ages of the persons in the Organizational Unit who were not selected for inclusion in the Exit Incentive and Severance Program: None.

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